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  Northeast Pennsylvania Financial Corp., 12 E. Broad St., Hazleton, PA 18201
                                 (570) 459-3700

NEWS  RELEASE
-------------

*FOR IMMEDIATE RELEASE*

NORTHEAST PENNSYLVANIA FINANCIAL CORP. COMPLETES ACQUISITION OF
SECURITY OF PENNSYLVANIA FINANCIAL CORP.


    HAZLETON, PENNSYLVANIA - November 10, 2000, Northeast Pennsylvania Financial Corp. (AMEX:NEP) ("Northeast"), Hazleton, Pennsylvania, the holding company for First Federal Bank, announces that as of the close of business today, the acquisition of Security of Pennsylvania Financial Corp. (AMEX:SPN) ("Security"), Hazleton, Pennsylvania, the holding company of Security Savings Association of Hazleton, with and into Northeast will be completed. E. Lee Beard, President and Chief Executive Officer of Northeast commented, "We are very excited about the acquisition of a community-oriented institution. Its complementary strategies, customers and markets make this a natural fit. We look forward to continuing to emphasize the personal service and community banking focus that our customers appreciate."

    In accordance with the merger agreement, Security stockholders will receive $17.50 per share in cash for each share of Security stock they own. The transaction will be accounted for as a purchase for financial accounting purposes. Security stockholders will soon receive instructions on the cash exchange for Security common stock.

    Northeast is the holding company of Abstractors, Inc., a title insurance agency, Northeast Pennsylvania Trust Co., and First Federal Bank, which serve greater Northeastern and Central Pennsylvania through thirteen full service office locations and a loan production office. At September 30, 2000, Northeast had total assets of $637.1 million, total deposits of $413.2 million and total stockholders' equity of $73.0 million. At September 30, 2000, Security had total assets of $135.3 million, total deposits of $97.8 million and total stockholders' equity of $19.7 million.

      Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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